UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
____________________________

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐ Preliminary Proxy Statement.
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐ Definitive Proxy Statement.
☒ Definitive Additional Materials.
☐ Soliciting Material Pursuant to §240.14a-12.

Aramark
(Name of Registrant as Specified In Its Charter) ____________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on January 9, 2023, Aramark will be sending the following email to a number of its large institutional investors in connection with the Company’s upcoming Annual Meeting of Shareholders to be held on February 3, 2023.

Good morning and Happy New Year! Wishing you the best in the year ahead.

We greatly appreciate the ongoing engagement that allowed us to gain your valued insight over the course of the year on a variety of topics, including corporate governance. As you know, we filed our definitive proxy statement (Proxy) on December 23rd and your feedback was helpful to us as we developed our disclosures. As detailed further in our proxy, we took the following actions:

•Nominated one new independent director – Kevin G. Wills – standing for election by shareholders at our February 3rd, 2023 Annual Meeting, and whose impressive background and accomplishments reinforce the overall Board’s skills and qualifications to align with the Company’s strategic vision. (see pg. 10)
•Remained highly committed to our ESG Priorities and Goals outlined in our Be Well. Do Well. plan and achieved key milestones throughout the fiscal year, including the submission of enterprise-wide science-based targets to reduce greenhouse gas (GHG) emissions in line with the Science Based Targets initiative’s (SBTi) Net-Zero Standard, strengthened our commitment to plant-based dining menu offerings, and supported our local communities through the Aramark Building Community Day, among other milestones. Our latest Be Well. Do Well. Progress Report, to be released at the end of this month, will provide data and Key Performance Indicators (KPIs) aligned with multiple reporting frameworks and standards, including the Sustainability Accounting Standards Board (SASB), the Global Reporting Initiative (GRI), and the Task Force on Climate-Related Financial Disclosures (TCFD). (see pgs. 16-18)
•Appointed Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending September 29, 2023, representing their third year in the role following a comprehensive review and RFP process in 2020. (see pgs. 24-27)
•Consistent with our strong focus on pay for performance in fiscal 2022, this year’s executive compensation program is designed to achieve strong alignment with our long-term goals and our shareholders’ interests. (see pgs. 28-48)
◦Fiscal 2023 Annual Incentive Plan will use the same performance metrics that were used in fiscal 2022 with the addition of a separately weighted ESG metric.
▪40% Net New Sales
▪40% AOI Margin
▪10% Free Cash Flow
▪10% ESG Scorecard
◦Long Term Incentives will be based on the mix of 50% PSUs, 30% Stock Options, 20% RSUs, consistent with fiscal 2022. PSU performance targets will align with the long-term strategic goals outlined during Aramark’s most recent Analyst Day and be based on:
▪20% Three-year Sales Growth
▪20% Earnings Per Share
▪20% Return on Invested Capital
▪40% TSR metric based on the total return to the Company’s shareholders relative to the performance of the fiscal 2023 performance peer group
•Proposed approval of the Aramark 2023 Stock Incentive Plan to replace the Amended and Restated 2013 Stock Incentive Plan, which is projected to cover the next two years of equity-based grants, continuing to align interests with shareholders. (see pgs. 67-74)

As always, we are here as a continued resource for any questions you may have related to the proxy.

All the best,

Felise